UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report: September 7, 2010
(Date of earliest event reported)

ENERGIZ RENEWABLE, INC.
(Exact name of registrant as specified in its charter)

Florida --------------------------------	000-27279 --------------------------------	65-1016255 ----------------------------------------------
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

135 First Street
Keyport, NJ 07735
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(Address of principal executive offices) (Zip Code)

(732) 319-9235
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(Registrant’s telephone no., including area code)

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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item  1.01      Entry into a Material Definitive Agreement.

Energiz International has entered into agreements with solar project developers in Italy, Romania, and Canada for building factories and developing and implementing additional projects in these countries.

In Italy, the Company has entered into a Joint Venture Agreement on April 29, 2010 for an integrated solar photovoltaic venture to develop, manufacture and sell solar modules and to become a producer and marketing arm of Energiz International for the sale of solar electricity throughout Italy.  Our joint venture partner has identified five sites it deems attractive for the construction of a solar panel manufacturing facility, and will present to us the available subsidies or grants available for each of the five sites, develop a business plan for each site showing among other things the cost to develop the site, time line for construction and dollars required to develop and operate a manufacturing facility at each site. Each factory shall be owned by us in a subsidiary.

In Canada, we have entered into a Joint Venture Agreement in June, 2010 whereby our joint venture partner has identified three sites it deems attractive for the construction of a solar panel manufacturing facility in Canada.

Under these agreements Italy will have two line factories and Canada will have one two line factory.  The combined total output is 120 MW of panels/year.

In Romania under a joint venture agreement, there are plans to build two factories, with two assembly lines, for a combined output of 80 MW of panels per year.

The project development pipeline of the partners in these three countries totals over 369 MW as of today.  The panels for these projects will be supplied by our factories, preferably local, if the factory is up and running, or, if not, then from one of the other factories in the network.

In Israel we have formed ERI Israel Ltd., a wholly owned subsidiary, for the construction of our first factory in Israel.  We are currently negotiating with a municipality.  In addition, we have selected to invest in 110MW of solar projects, all in various stages of development.

SIGNATURE

ENERGIZ RENEWABLE, INC.
(Registrant)

Date: September 7, 2010	By: /s/ EDWARD T. WHELAN
Edward T. Whelan
Chief Executive Officer and
Chief Financial Officer
(Duly Authorized Officer)